UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 29, 2008

STEREOTAXIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50884	94-3120386
(Commission File Number)	(IRS Employer Identification No.)

4320 Forest Park Avenue, St. Louis, Missouri	63108
(Address of Principal Executive Offices)	(Zip Code)

(314) 678-6100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Registered Direct Offerings

On December 29, 2008, Stereotaxis, Inc. (the “Company”) entered into a Placement Agency Agreement (the “Placement Agency Agreement”) in which Deutsche Bank Securities Inc. agreed to serve as placement agent relating to the sale and issuance by the Company to select investors (the “Investors”) of 2,389,877 units (the “Units”) at the negotiated price of $4.18 per Unit, with each Unit consisting of (i) one share of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) one warrant to purchase 0.75 shares of Common Stock at an exercise price of $5.11 per share (the “Series A Warrant”), (iii) one six-month warrant to purchase 0.90 shares of Common Stock at an exercise price of $4.65 per share (the “Series B Warrant”), for an aggregate of up to 2,148,739 shares of Common Stock, and (iv) two warrants to purchase 0.286 shares of Common Stock at an exercise price of $0.001 per share (the “Series C and D Warrants”), for an aggregate of up to 682,824 shares of Common Stock. The ability of the Investors to exercise the Series C and D Warrants is conditioned upon the trading price of Common Stock during certain periods prior to May 30, 2009, as described further below. The Series B Warrant and the Series C and D Warrants all expire prior to June 30, 2009 and represent the right to acquire in the aggregate up to 2,831,563 shares of Common Stock. The Series A Warrants, which are exercisable on or after the date immediately following the six month anniversary of their issuance (the “Initial Exercisability Date”) and have a five year term from the Initial Exercisability Date, represent the right to acquire an aggregate of up to 1,792,408 shares of Common Stock. The Series A Warrants will have a provision for full ratchet adjustment of the exercise price for the first two years following the closing, and a provision for weighted average adjustment thereafter, provided that, in any event upon three successive quarters of positive free cash flow (defined as cash flow from operations less non-acquisition related capital expenditures), the full ratchet anti-dilution protection will no longer apply and weighted average anti-dilution will apply thereafter. The exercise price adjustment provisions included in the Series A Warrant will only reduce the exercise price, and will not result in any increase in the number of Series A Warrants or shares of Common Stock underlying the Series A Warrants. The Series B Warrants will have a provision for full ratchet adjustment of the exercise price during the six month term thereof.

Under certain conditions, holders of Series C Warrants are entitled to purchase up to 341,412 shares of Common Stock until ten trading days after the two month anniversary of the issuance date of such warrants and holders of Series D Warrants are entitled to purchase up to 341,412 shares of Common Stock until ten trading days after the five month anniversary of the issuance date of such warrants. The ability of the holders to exercise the Series C Warrants is conditioned on the simple average of the daily volume weighted average price of the Common Stock for the 30 trading days prior to the two month anniversary of closing, and the ability of the holders to exercise the Series D Warrants is conditioned on the simple average of the daily volume weighted average price of the Company’s Common Stock for the 30 trading days prior to the five month anniversary of closing. If either such simple average is between $4.18 and $3.25, a portion of the Series C and D Warrants will be exercisable; if each such simple average is below $3.25, all of the Series C and D Warrants will be exercisable.

The shares of Common Stock and warrants included in the Units are immediately separable and will be issued separately. The sale of the Units is being made pursuant to a Securities Purchase Agreement dated as of December 29, 2008 by and among the Company and the Investors (the “Securities Purchase Agreement”), which is attached hereto as Exhibit 10.1. The form of Series A Warrant is attached hereto as Exhibit 4.1 and the form of Series B, C, and D Warrant is attached hereto as Exhibit 4.2.

In addition, concurrently with the offering discussed above, the Company is offering up to an aggregate of 2,024,260 shares of Common Stock and warrants to purchase up to 4,859,504 shares of Common Stock to affiliates of Sanderling Venture Partners and Alafi Capital Company, for a purchase price of $4.94 per unit (representing the closing bid price of the Common Stock on the trading day preceding the execution of the agreement, plus an additional $0.125 per warrant share underlying the warrant). The warrants are exercisable at $4.64 per share, are exercisable on or after the date immediately following the six month anniversary of their issuance and have a five year term from that initial exercisability date. Affiliates of Sanderling Venture Partners and Alafi Capital Company are existing shareholders of the Company. Certain members of the Company’s Board of Directors are affiliated and/or associated with Sanderling Venture Partners and Alafi Capital Company. The sale of the shares of Common Stock and the warrants in such offering is being made pursuant to a Securities Purchase Agreement dated as of December 29, 2008 by and among the Company and the investors thereto (the “Sanderling/Alafi Securities Purchase Agreement”), which is attached hereto as Exhibit 10.2 and a form of warrant is attached hereto as Exhibit 4.3.

The Company expects to receive proceeds of approximately $20.0 million from the two offerings referred to in this Form 8-K before deducting fees and offering expenses. The closing of the two offerings referred to in this Form 8-K is expected to take place on or about December 30, 2008, subject to satisfaction of customary closing conditions.

The shares of Common Stock, each of the warrants referenced above and the shares of Common Stock issuable upon exercise of the warrants referenced above are being offered and sold pursuant to a prospectus dated August 30, 2006 and prospectus supplements, both of which are dated December 29, 2008, pursuant an effective shelf registration statement and a registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended. In connection therewith, the Company is filing legal opinions as Exhibits 5.1 and 5.2 and consents as Exhibit 23.1 and 23.2 to this on Form 8-K, which are incorporated by reference into the registration statements.

The foregoing is only a brief description of the material terms of the Placement Agency Agreement, the warrants discussed in this Form 8-K, the Securities Purchase Agreement and the Sanderling/Alafi Securities Purchase Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference the Placement Agency Agreement, the form of warrants, the form of Securities Purchase Agreement and the form of Sanderling/Alafi Securities Purchase Agreement that are filed as Exhibits 1.1, 4.1, 4.2, 4.3, 10.1 and 10.2 to this Form 8-K and are incorporated herein by reference.

Amendment to Loan Facility with Sanderling and Alafi

As previously announced, on November 4, 2008, the Company, Sanderling Venture Partners and Alafi Capital (collectively, the “Lenders”) executed a term sheet under which the Lenders committed to extend their February 2008 agreement to loan the Company an aggregate of $20 million on an unsecured basis though the earlier of March 31, 2010 or the date the Company receives at least $20 million of third party, non-bank financing (a “Qualified Financing”). The Lenders are affiliates of Fred A. Middleton and Christopher Alafi, respectively, each of whom is a member of the Company’s Board of Directors. This facility may also be used by the Company to guarantee its loan commitments with Silicon Valley Bank, its primary bank lender, through the same extended term.

In connection with and conditioned upon the closing of the registered direct offerings announced in this Form 8-K, the Lenders and the Company agreed that, effective at closing of the Sanderling/Alafi Securities Purchase Agreement, the loan obligation would decrease from an aggregate of $20 million to $10 million. If exercised, the loan extension would only be for an aggregate of $10 million. The Lenders would receive additional warrant coverage equal to 50% of the $10 million extension amount upon the Company’s exercise of the extension of the facility. Such warrants would have a term of five years from the date of issuance and would be issued at the time the Company exercises the extension, with an exercise price equal to the average of the five-day closing sale price ending on the date prior to the exercise of the extension and issuance of the warrants, provided that the exercise price will not be lower than the closing bid price immediately preceding the time the Company exercises the extension right. The “Qualified Financing” definition was amended to exclude the proceeds from the offering pursuant to the Securities Purchase Agreement with the Investor, described in the first paragraph under “Registered Direct Offerings” above.

On December 29, 2008, the Company issued a press release announcing the offering and the loan facility amendment. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01	Exhibits.

(d)	Exhibits

Exhibit Number	Description
1.1	Placement Agency Agreement, dated December 29, 2008, by and between Stereotaxis, Inc. and Deutsche Bank Securities Inc.

4.1	Form of Series A Warrant

4.2	Form of Series B, C and D Warrants

4.3	Form of Warrant

5.1	Opinion of Bryan Cave LLP

5.2	Opinion of Bryan Cave LLP

10.1	Form of Securities Purchase Agreement by and between Stereotaxis and the Investor thereto

Exhibit Number	Description
10.2	Form of Securities Purchase Agreement by and between Stereotaxis and the investor thereto

23.1	Consent of Bryan Cave LLP (included in Exhibit 5.1)

23.2	Consent of Bryan Cave LLP (included in Exhibit 5.2)

99.1	Press Release issued on December 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: December 29, 2008	By:	/s/ James M. Stolze
	Name:	James M. Stolze
	Title:	Vice President and Chief Financial Officer